Filed Pursuant to Rule 424(b)(2)
Registration No. 333-233403-03

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Amount to be Registered	Maximum Offering Price per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Entergy Mississippi, LLC First Mortgage Bonds, 3.50% due June 1, 2051	$200,000,000	101.377%	$202,754,000	$22,121

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, the registration fee was calculated based on the maximum aggregate offering price. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Entergy Mississippi, LLC’s Registration Statement on Form S-3 (File No. 333-223403-03) which was filed August 22, 2019.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 22, 2019)

$200,000,000

Entergy Mississippi, LLC

First Mortgage Bonds,

3.50% Series due June 1, 2051

We are offering $200 million of our First Mortgage Bonds, 3.50% Series due June 1, 2051, referred to in this prospectus supplement as the “new bonds.” We will pay interest on the new bonds semi-annually in arrears on June 1 and December 1 of each year. Interest on the new bonds will accrue from December 1, 2020. The first interest payment on the new bonds will be made on June 1, 2021. The new bonds will be a further issuance of, will have the same CUSIP number as, will be fungible with and will be consolidated and form a single series with, our First Mortgage Bonds, 3.50% Series due June 1, 2051 issued on May 22, 2020, in the aggregate principal amount of $170 million, which are referred to in this prospectus supplement as the “original bonds” and, together with the new bonds, as the “bonds.” Upon the issuance of the new bonds, the aggregate principal amount of outstanding First Mortgage Bonds, 3.50% Series due June 1, 2051 will be $370 million.

The bonds will be redeemable at our option, in whole or in part, (i) at any time prior to December 1, 2050, at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after December 1, 2050, prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus, in each case, any accrued and unpaid interest thereon to, but not including, the redemption date. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of our property.

Investing in the new bonds involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discount	Proceeds to Entergy Mississippi (before expenses)

Per new bond	101.377%	0.875%	100.502%

Total	$202,754,000	$1,750,000	$201,004,000

(1)

In addition to the offering price set forth above, each purchaser will pay an amount equal to the interest accrued on the new bonds from and including December 1, 2020, to, but not including, the date they are delivered to that purchaser (which amount will aggregate $1,963,889 on March 12, 2021).

The underwriters expect to deliver the new bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York, on or about March 12, 2021.

Joint Book-Running Managers

BofA Securities	Mizuho Securities	Wells Fargo Securities

Co-Manager

R. Seelaus & Co., LLC

March 9, 2021

This prospectus supplement, the accompanying prospectus and any related free writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the new bonds in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

i

RISK FACTORS

Investing in the new bonds involves certain risks. In considering whether to purchase the new bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), which is incorporated by reference in this prospectus supplement and in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the 2020 Form 10-K along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the filings are made prior to the time that all of the new bonds are sold in this offering.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Mississippi, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from our annual financial statements for the three-year period ended December 31, 2020, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2020 Form 10-K. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended December 31,
	2020	2019	2018
	(in thousands)

Income Statement Data:

Operating Revenues	$1,247,854	$1,323,043	$1,335,112

Operating Income	236,195	203,754	46,446

Interest Expense	66,167	58,253	52,254

Net Income	140,583	119,925	126,078

	As of December 31, 2020
	Actual		As Adjusted (1)
	Amount	Percent	Amount	Percent
	(dollars in thousands)

Balance Sheet Data:

Member’s Equity	$1,672,734	48.4%	$1,672,734	45.8%

First Mortgage Bonds	1,795,000	52.0	1,995,000	54.6

Unamortized Premium and Discount – Net And Unamortized Debt Issuance Costs	(14,423)	(0.4)	(13,919)	(0.4)

Total Capitalization	$3,453,311	100.0%	$3,653,815	100.0%

(1)	Adjusted to reflect the issuance and sale of the new bonds.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the new bonds will be approximately $200.5 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds we receive from the issuance and sale of the new bonds, together with other available funds, (a) to repay a portion of the debt outstanding under our three short-term revolving credit facilities with an aggregate commitment of $82.5 million, which expire in April 2021, and (b) for general corporate purposes. At March 5, 2021, we had approximately $82.5 million of debt outstanding under our short-term revolving credit facilities bearing interest at the weighted average interest rate of 3.25% per year on the drawn portion of the facilities. Pending the application of the net proceeds of the new bonds, we may invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy System money pool.

DESCRIPTION OF THE NEW BONDS

General

The mortgage (as defined in the accompanying prospectus) permits us to issue an unlimited amount of first mortgage bonds from time to time in one or more series, so long as we meet issuance tests set forth in the mortgage, which are generally described in the accompanying prospectus under “Description of the New Bonds – Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of such series. Thus, we may, from time to time, without notice to or the consent of the existing holders of the bonds, create and issue further first mortgage bonds having the same terms and conditions as the bonds in all respects, except for issue date, price to public and, if applicable, the initial interest payment on such first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding first mortgage bonds of such series.

The aggregate principal amount of the new bonds offered by this prospectus supplement is $200 million. The new bonds will be a further issuance of, will have the same CUSIP number as, will be fungible with and will be consolidated and form a single series with, our First Mortgage Bonds, 3.50% Series due June 1, 2051 originally issued on May 22, 2020, currently outstanding in the aggregate principal amount of $170 million. The new bonds will have identical terms (other than the date of issuance, the initial interest payment date and the public offering price); provided that for U.S. federal income tax purposes, the new bonds will have the same issue date and same issue price as the original bonds (see “Reopening” in this prospectus supplement). Upon the issuance of the new bonds, the aggregate principal amount of outstanding First Mortgage Bonds, 3.50% Series due June 1, 2051 will be $370 million.

Interest, Maturity and Payment

We are offering $200 million of our First Mortgage Bonds, 3.50% Series due June 1, 2051. We will pay interest on the new bonds semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2021. Interest will accrue at the rate of 3.50% per year and will start to accrue from December 1, 2020, the last interest payment date in respect of the original bonds. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 4.50% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds will be represented by one or more global certificates without coupons registered in the name of a nominee of DTC.

Optional Redemption

At any time prior to December 1, 2050 (six months prior to the maturity date of the bonds) (the “Par Call Date”), we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on the Par Call Date of the principal amount of the bonds being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the bonds being redeemed to the Par Call Date (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 35 basis points, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after the Par Call Date, we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series under our mortgage, including the bonds.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds (assuming, for this purpose, that the bonds mature on the Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds (assuming, for this purpose, that the bonds mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds (assuming, for this purpose, that the bonds mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) TD Securities (USA) LLC and a Primary Treasury Dealer (as defined below) selected by each of MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc., or, in each case, an affiliate thereof, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Purchase of the Bonds

We or our affiliates may, at any time and from time to time, purchase all or some of the bonds at any price or prices by means other than redemption, whether by tender, in the open market, by private negotiated agreement or otherwise, subject to applicable law.

Issuance of Additional First Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional First Mortgage Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue first mortgage bonds under our mortgage and related requirements for such issuance. As of January 31, 2021, we could have issued approximately $964 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $876 million of unfunded property additions, entitling us to issue approximately $613 million principal amount of first mortgage bonds on the basis of property additions. Such amounts will be affected by the issuance of the new bonds. First mortgage bonds in a greater amount may also be issued for the refunding of outstanding first mortgage bonds. The new bonds will be issued on the basis of property additions.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1.	additional information about the terms of the bonds, including security,

2.	general information about our mortgage and the trustee,

3.	a description of certain reservations of rights to amend our mortgage,

4.	a description of certain restrictions contained in our mortgage, and

5.	a description of events of default under our mortgage.

REOPENING

For U.S. federal income tax purposes, we intend to treat the new bonds offered hereby as being issued in a “qualified reopening” of the currently outstanding First Mortgage Bonds, 3.50% Series due June 1, 2051. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the new bonds offered hereby will have the same May 22, 2020, issue date and the same issue price as the original bonds for U.S. federal income tax purposes.

A portion of the price paid for the new bonds issued pursuant to this offering will be allocable to interest that accrued prior to the date such new bonds are purchased (“pre-acquisition accrued interest”). To the extent a portion of a holder’s purchase price is allocable to pre-acquisition accrued interest, the portion of the first stated interest payment equal to the amount of such pre-acquisition accrued interest may be treated as a non-taxable return of such pre-acquisition accrued interest to such holder. If so, the amount treated as a return of pre- acquisition accrued interest will reduce a holder’s adjusted tax basis in the new bond by a corresponding amount.

If the amount paid by a holder for a new bond pursuant to this offering (excluding any amount attributable to pre-acquisition accrued interest) is greater than its principal amount, such holder will generally be considered to have purchased the new bond with “bond premium” in the amount equal to such excess. A holder generally may be able to elect to amortize this bond premium, using a constant-yield method, over the remaining term of the new bond by offsetting the interest income on such new bond allocable to an accrual period with the premium allocable to such accrual period. If a holder makes such an election, such holder’s adjusted tax basis in the new bond will be reduced by the amount of premium amortized. However, because we may redeem the bonds prior to maturity at a premium, special rules may apply that could reduce, eliminate or defer the amount of premium that an electing holder may amortize with respect to a bond. If a holder does not elect to amortize the premium, the premium will decrease the gain or increase the loss such holder would otherwise recognize on a disposition of such new bond. An election to amortize bond premium applies to all taxable debt obligations owned or acquired by the holder on or after the first day of the first taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service.

The discussion above is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of the new bonds. Prospective investors should consult their own tax advisors as to the particular federal, state, or local tax consequences to them of the ownership and disposition of the new bonds, including with respect to the treatment of any pre-acquisition accrued interest, amortizable bond premium, or market discount.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of new bonds set forth opposite its name below:

Name	Principal Amount of New Bonds

BofA Securities, Inc.	$62,000,000

Mizuho Securities USA LLC	62,000,000

Wells Fargo Securities, LLC	62,000,000

R. Seelaus & Co., LLC	14,000,000

Total	$200,000,000

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the new bonds if any are taken; provided, that under certain circumstances involving a default of an underwriter, less than all of the new bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the new bonds directly to the public at the price to public set forth on the cover page hereof and may offer the new bonds to certain securities dealers at such price less a concession not in excess of 0.50% of the principal amount of the new bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.35% of the principal amount of the new bonds. After the initial offering of the new bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discount we will pay to the underwriters in respect of this offering:

Per new bond	0.875%

Total	$1,750,000

We estimate that our total expenses for this offering will be $500,000 excluding the underwriting discount.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

The new bonds will be a further issuance of, will have the same CUSIP number as, will be fungible with and will be consolidated and form a single series with our First Mortgage Bonds, 3.50% Series due June 1, 2051 originally issued on May 22, 2020, in the aggregate principal amount of $170 million, which class of securities has no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

In order to facilitate the offering of the new bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the new bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the new bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the new bonds, the underwriters may bid for, and purchase, the new bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the new bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is expected that delivery of the new bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the new bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the new bonds initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the new bonds who wish to trade the new bonds more than two business days prior to the scheduled settlement date under this prospectus supplement should consult their own advisors.

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and our affiliates. All of the underwriters or their affiliates that have a lending relationship with us or our affiliates routinely hedge and may continue to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the new bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the new bonds. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The financial statements and the related financial schedule, incorporated by reference from the 2020 Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FIRST MORTGAGE BONDS

ENTERGY MISSISSIPPI, LLC

308 East Pearl Street

Jackson, Mississippi 39201

(601) 368-5000

We —

•	may periodically offer our first mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds —

•	will be secured by a mortgage that constitutes a first mortgage lien (subject to certain exceptions and permitted liens) on substantially all of our property; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You —

•	will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplements for those series. We will provide the specific information for those offerings and the specific terms of those first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the first mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is August 22, 2019.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered by this prospectus (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY MISSISSIPPI, LLC

We are a limited liability company organized under the laws of the State of Texas. Our principal executive offices are located at 308 East Pearl Street, Jackson, Mississippi 39201. Our telephone number is 1-601-368-5000. We are an electric public utility company and have been providing service to customers in the State of Mississippi since 1923. We currently serve approximately 450,000 customers in the State of Mississippi.

All of our common membership interests are owned by Entergy Utility Holding Company, LLC, an intermediate holding company all of whose common membership interests are owned, directly or indirectly, by Entergy Corporation. The other major public utilities owned, directly or indirectly, by Entergy Corporation are Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy New Orleans, LLC and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station, Entergy Operations, Inc., a nuclear management services company, and Entergy Services, LLC, an administrative services company from which we buy services.

We are subject to regulation by the Mississippi Public Service Commission as to our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and therefore are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated:

1.	our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”);

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and

3.	our Current Reports on Form 8-K filed January 25, 2019, June 5, 2019, and June 26, 2019.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Mississippi, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the New Bonds in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

The following description sets forth the general terms and provisions of the New Bonds that we may offer by this prospectus. We will describe the particular terms of the New Bonds, and provisions that vary from those described below, in one or more prospectus supplements.

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of February 1, 1988, with The Bank of New York Mellon, successor trustee (the “trustee”). This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this prospectus as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

This section of the prospectus contains a summary of certain terms and provisions of the mortgage. The mortgage contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Bonds or the mortgage. The mortgage is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Bonds described in the applicable prospectus supplement or supplements. The mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds.

General

The mortgage permits us to issue first mortgage bonds from time to time in an unlimited aggregate amount subject to the limitations described under “—Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without the consent of the existing holders of the first mortgage bonds of any series, including the New Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with and will form a single series with, the previously issued first mortgage bonds of that series. For more information, see the discussion below under “—Issuance of Additional First Mortgage Bonds.”

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1.	the designation, or name, of the series of New Bonds;

2.	the aggregate principal amount of the series;

3.	the offering price of the series;

4.	the date on which the series will mature;

5.	the rate or method for determining the rate at which the series will bear interest;

6.	the date from which interest on the series accrues;

7.	the dates on which interest on the series will be payable;

8.	the prices and other terms and conditions upon which we may redeem the series prior to maturity;

9.	the applicability of the dividend covenant described below to the series;

10.	the terms of an insurance policy, if any, that will be provided for the payment of principal of and/or interest on the series;

11.	the rights, if any, of a holder to elect repayment; and

12.	any other terms or provisions relating to that series that are not inconsistent with the provisions of the mortgage.

As of June 30, 2019, we had approximately $1,640 million principal amount of first mortgage bonds outstanding ($150 million principal amount of which were paid at maturity on July 1, 2019).

We may sell New Bonds at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Bonds sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Bonds at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Bonds denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Bonds denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the mortgage will not afford holders of New Bonds protection in the event of a highly-leveraged or a change of control transaction involving us.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See “—Book-Entry Only Securities” for additional information relating to payment on the New Bonds.

Redemption and Retirement

We will set forth any terms for the redemption of New Bonds of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Bonds redeemable at the option of the holder of those New Bonds, the New Bonds will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. Unless the New Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Bonds of any series are to be redeemed, the trustee will select the New Bonds to be redeemed.

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Bonds subject to such notice of redemption will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon presentation and surrender of any New Bond for redemption. If only part of a New Bond is redeemed, the trustee will deliver to the holder of the New Bond a new New Bond of the same series for the remaining portion without charge.

We may make any redemption at our option conditional upon the receipt by the trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the trustee has not received the money by the date fixed for redemption, we will not be required to redeem the New Bonds.

Form and Exchange

The New Bonds will be fully-registered bonds without coupons. See “—Book-Entry Only Securities.” The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts.

No service charge will be made for any registration of transfer or exchange of the New Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration, transfer or exchange. We will not be required to provide for the transfer or exchange of any New Bond

1.	during the 15 days before an interest payment date (unless such New Bond has a record date for the payment of interest),

2.	during the 15 days before any designation of such New Bond to be redeemed, or

3.	selected for redemption.

Security

The New Bonds, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. The mortgage constitutes a first mortgage lien on substantially all of our property (the “mortgaged property”) subject to bankruptcy law and:

1.	minor defects and encumbrances customarily found in similar properties that do not materially impair the use of the mortgaged property in the conduct of our business;

2.	other liens, defects and encumbrances, if any, existing or created at the time of our acquisition of the mortgaged property; and

3.	excepted encumbrances.

The mortgage does not create a lien on the following “excepted property”:

1.	cash and securities;

2.	all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;

3.	automobiles, vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4.	accounts receivable, contracts, leases and operating agreements.

The mortgage contains provisions that impose the lien of the mortgage on property we acquire after the date of the mortgage, other than excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or convey or transfer all or substantially all of our mortgaged property to, another entity, the lien created by the mortgage will generally not cover the property of the successor company, other than the mortgaged property it acquires from us and improvements, replacements and additions to such property.

The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the New Bonds.

We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created after April 30, 2016, to revise the definition of “excepted encumbrances” to mean the following:

•

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public or statutory obligations;

•	rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

Issuance of Additional First Mortgage Bonds

Subject to the issuance restrictions described below, the aggregate principal amount of first mortgage bonds that we can issue under the mortgage is unlimited. First mortgage bonds of any series may be issued from time to time on the basis of:

1.	70% of property additions after adjustments to offset retirements;

2.	retirements of first mortgage bonds; or

3.	deposit of cash with the trustee.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1987. Securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions. Deposited cash may be withdrawn upon the bases stated in clause (1) or (2) above.

As of June 30, 2019, we could have issued approximately $1,134 million (adjusted to reflect $150 million principal amount of first mortgage bonds paid at maturity July 1, 2019) principal amount of first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $262 million of unfunded property additions, entitling us to issue approximately $183 million principal amount of first mortgage bonds on the basis of property additions. Such amounts will be affected by the issuance of any additional first mortgage bonds, including the New Bonds, and the retirement of existing first mortgage bonds with the proceeds of the New Bonds. New Bonds in a greater amount may also be issued for the refunding of outstanding first mortgage bonds.

The mortgage contains restrictions on the issuance of first mortgage bonds against property subject to liens.

There is no “earnings” or similar test required under the mortgage as a condition to the issuance of first mortgage bonds under the mortgage.

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.

Release and Substitution of Property

Property may be released from the lien of the mortgage on the following bases:

1.	the deposit with the trustee of cash or purchase money mortgages;

2.

the lower of cost or fair value to us of unfunded property additions designated by us, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; or

3.

an amount equal to the principal amount of the retired first mortgage bonds that we elect to use as the basis for such release times the reciprocal of the bonding ratio in effect at the time such retired first mortgage bonds were originally issued.

Property owned by us on December 31, 1987, may be released from the lien of the mortgage at its depreciated book value on December 31, 1987; all other property may be released at its cost, as defined in the mortgage. Unfunded property may also be released without complying with clauses (1), (2) or (3) above if, after its release, we would have at least one dollar of unfunded property that remains subject to the lien of the mortgage.

We can withdraw cash upon the bases stated in clauses (2) and/or (3) above.

Generally, “Funded Property” under the mortgage means all mortgaged property owned by us on December 31, 1987, and all property additions used as the basis for the issuance of first mortgage bonds, the release of mortgaged property or the withdrawal of cash held by the trustee. We may at any time, without further consent of any holders of first mortgage bonds, change the definition of “Funded Property” to mean any mortgaged property specified by us with a fair value, to be determined by an independent expert, of not less than 10/7ths of the sum of the amount of the outstanding first mortgage bonds and retired bond credits, together with all property additions thereafter used as the basis for the issuance of first mortgage bonds, the release of mortgaged property or the withdrawal of cash held by the trustee.

We may, without any release or consent by the trustee, cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests.

Modification

Modification Without Consent

Without the consent of any holder of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of first mortgage bonds, or to surrender any right or power conferred upon us;

•	to cure any ambiguity in the mortgage or any supplemental indenture; or

•	to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;

provided that any such modification does not adversely affect any first mortgage bonds then outstanding.

We have the right to amend the mortgage at any time without any consent or other action of the holders of any of the New Bonds for any of the following additional purposes:

•	to add additional events of default under the mortgage for all or any series of first mortgage bonds;

•	to correct or amplify the description of the mortgaged property or to subject additional property to the lien of the mortgage;

•

to change, eliminate or add any provision to the mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;

•	to provide for the procedures required for use of a non-certificated system of registration for the first mortgage bonds of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served;

•

to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.

Modification Requiring Consent

Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected first mortgage bond then outstanding to:

•

impair or affect the right of such holder to receive payment of the principal of (and premium, if any) and interest on such first mortgage bond, on or after the respective due dates expressed in such first mortgage bond, or to institute suit for the enforcement of any such payment on or after such respective dates;

•

permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to the mortgaged property, or permit the deprivation of any non-assenting holder of a first mortgage bond of a lien on the mortgaged property for the security of such holder’s first mortgage bonds (subject only to certain tax, assessment and governmental liens and certain prior liens); or

•	permit the reduction of the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification.

The mortgage provides that first mortgage bonds owned by us, for our benefit or by any affiliate of ours shall not be deemed outstanding for the purpose of certain votes, consents or quorums; provided that first mortgage bonds that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee its right to vote such first mortgage bonds and such pledgee is not our affiliate.

Any request, consent or vote of the owner of any first mortgage bond will bind every future holder and owner of that first mortgage bond and the holder and owner of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond.

Defaults and Notices Thereof

Defaults under the mortgage include:

1.	failure to pay the principal of any first mortgage bond after it is due and payable;

2.	failure to pay interest upon any first mortgage bond for a period of 30 days after it is due and payable;

3.	certain events of bankruptcy, insolvency or reorganization;

4.	defaults under a supplemental indenture; and

5.

the expiration of a period of 90 days after the mailing by the trustee to us of a written demand, or by the holders of 15% in principal amount of the first mortgage bonds at the time outstanding to us and the trustee of a written demand, that we perform a specified covenant or agreement in the mortgage or a first mortgage bond, which specified covenant or agreement we shall have failed to perform prior to such mailing, unless we during such period shall have performed such covenant or agreement or shall have in good faith commenced efforts to perform the same. The trustee may, and, if requested to do so in writing by the holders of a majority in principal amount of the first mortgage bonds outstanding, shall, make such demand.

The trustee may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if the trustee in good faith determines it is in the interests of the holders of first mortgage bonds.

Remedies

Acceleration of Maturity

If a default under the mortgage occurs and is continuing, then the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding first mortgage bonds, by written notice to us and the trustee, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Annulment of Acceleration

At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, by written notice to us and the trustee, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest on all outstanding first mortgage bonds;

(2)	the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest, if any, to the extent lawful, at the rate borne by the first mortgage bonds for which interest is overdue plus 1% per annum; and

(4)	all amounts due to the trustee under the mortgage.

Trustee Powers

Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the trustee shall be entitled to the appointment of a receiver for the mortgaged property and is entitled to all other remedies available under applicable law.

Control by Holders

The holders of a majority in principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee is not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the trustee determines in good faith would involve the trustee in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient. The trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

Limitation on Holders’ Right to Institute Proceedings

No holder of first mortgage bonds will have any right to institute any proceeding under the mortgage, or any remedy under the mortgage, unless:

•	the holder has previously given to the trustee written notice of a default under the mortgage;

•

the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustee and have offered the trustee reasonable opportunity and indemnity satisfactory to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice;

provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date.

We have reserved the right to amend the mortgage, without any consent or other action by the holders of any first mortgage bonds created after October 31, 2017, to revise the limitations described in the first sentence of the immediately preceding paragraph to apply to any proceeding or remedy under or with respect to the mortgage or the first mortgage bonds.

Evidence to be Furnished to the Trustee

Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.

Satisfaction and Discharge of Mortgage

After we provide for the payment of all of the first mortgage bonds (including the New Bonds) and after paying all other sums due under the mortgage, the mortgage may be satisfied and discharged. The first mortgage bonds will be deemed to have been paid when money or Eligible Obligations (as defined below) sufficient to pay the first mortgage bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the trustee; provided that the trustee shall have received an opinion of counsel to the effect that the setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the holders of the first mortgage bonds prior to the time of their right to receive payment. “Eligible Obligations” means obligations of the United States of America that do not permit the redemption thereof at the issuer’s option.

Consolidation, Merger and Conveyance of Assets

The mortgage provides that we may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•

(a) the surviving or successor entity to such merger or consolidation has authority to carry on the energy, fuel, water or steam business, or (b) the successor entity that acquires by conveyance or transfer or that leases our mortgaged property as, or substantially as, an entirety, is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;

•

such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the trustee and the holders of first mortgage bonds;

•	the survivor or successor entity expressly assumes by supplemental indenture our obligations on all first mortgage bonds then outstanding and under the mortgage;

•	immediately after giving effect to such transaction, no default under the mortgage shall have occurred and be continuing; and

•

in the case of a lease, such lease is made expressly subject to termination by us or by the trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, the successor entity would be substituted for us under the mortgage, but we would not be released and discharged from our obligations on the first mortgage bonds then outstanding.

We have the right to amend the mortgage at any time without any consent or other action of the holders of any of the New Bonds to provide that, if we transfer as an entirety all or substantially all of our mortgaged property to a successor, the successor will assume all of our obligations under the mortgage and we may be released from all such obligations.

The mortgage does not prevent or restrict any conveyance or other transfer or lease of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.

Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage.

The terms of the mortgage do not restrict mergers in which we are the surviving entity.

The mortgage provides:

(1)

that a statutory merger pursuant to which our assets and liabilities are allocated to one or more entities shall not be considered to be a merger subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all of our assets and liabilities are allocated to an entity other than us and we do not survive such statutory merger; in all other cases of a statutory merger pursuant to which any mortgaged property is allocated to one or more entities other than us, each allocation of any mortgaged property to an entity other than us shall be deemed, for purposes of the mortgage, to be a transfer of such mortgaged property to such entity and not a merger;

(2)

that any conveyance, transfer or lease of any of our properties where we retain mortgaged property with a fair value in excess of 143% of the aggregate principal amount of all outstanding first mortgage bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the first mortgage bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of our mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select; and

(3)

that, in the case of a consolidation or merger after the consummation of which we would be the surviving or resulting entity, unless we otherwise provide in a supplemental indenture to the mortgage, the lien of the mortgage will generally not cover any of the properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to those properties.

Release of Obligations under New Bonds upon Transfer of All or Substantially All Mortgaged Property

If we transfer as an entirety all or substantially all of our mortgaged property to a successor, the successor will assume all of our obligations under the New Bonds and we may be released of all such obligations.

Consent to Amendments

Each initial and future holder of the New Bonds, by its acquisition of an interest in such New Bonds, will irrevocably (a) consent to the amendments to the mortgage described herein, without any other or further action by any holder of such New Bonds, and (b) designate the trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Information about the Trustee

The trustee will be The Bank of New York Mellon. In addition to acting as trustee, The Bank of New York Mellon also acts, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.

So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the mortgage, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through DTC. Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Bonds within the DTC system must be made through participants, who will receive a credit for the New Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Bonds of a series, except if use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Bonds. DTC’s records reflect only the identity of the participants to whose accounts such New Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the New Bonds. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the New Bonds.

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event or if an event of default with respect to a series of New Bonds has occurred and is continuing, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•

a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.	the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.	the initial public offering price;

3.	any underwriting discounts and other items constituting underwriters’ compensation;

4.	the proceeds we will receive from that sale; and

5.	any discounts or concessions to be allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the 2018 Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds and certain legal matters with respect to the offering of the New Bonds will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, as to matters of Mississippi law, and Duggins Wren Mann & Romero, LLP, Austin, Texas, as to matters of Texas law. Morgan, Lewis & Bockius LLP may rely on the opinion of Wise Carter Child & Caraway, Professional Association as to matters of Mississippi law relevant to its opinion, and on the opinion of Duggins Wren Mann & Romero, LLP as to matters of Texas law relevant to its opinion. Wise Carter Child & Caraway, Professional Association may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, and on the opinion of Duggins Wren Mann & Romero, LLP as to matters of Texas law relevant to its opinion. Duggins Wren Mann & Romero, LLP may rely on the opinion of Wise Carter Child & Caraway, Professional Association as to matters of Mississippi law relevant to its opinion, and on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters.